        Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Paul McKinlay
mediarelations@cimpress.com

Cimpress Reports Second Quarter Fiscal Year 2017 Financial Results

•	Second quarter 2017 results:

◦	Revenue grew 16 percent year over year to $576.9 million

◦	Revenue grew 8 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

◦	GAAP income from operations was $33.7 million in the current period versus $67.6 million in the year-ago period, due in part to planned increases in investments

◦	GAAP net income per diluted share was $1.07 in the second quarter of 2017 versus $1.81 in the year-ago period

◦	Adjusted net operating profit after tax (adjusted NOPAT) was $50.6 million versus $82.5 million in the year-ago period

Venlo, the Netherlands, January 25, 2017 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the three month period ended December 31, 2016, the second quarter of its 2017 fiscal year.

"We delivered another solid quarter and we continue to execute well against our plans to invest in a broad spectrum of long-term organic investments as outlined at the beginning of the fiscal year," said Robert Keane, president and chief executive officer. "Our largest business unit, Vistaprint, continued to gain traction as customers recognize an improved customer value proposition from its expanded product and service offering and reduced shipping prices. Vistaprint repeat revenue continued at double-digit growth, and our first-time customer count and revenue grew again for the third quarter in a row.

"Importantly," Keane continued, "we achieved a significant milestone with our mass customization platform this quarter against our goal to materially increase platform order flow in fiscal 2017. The Vistaprint business unit fulfilled approximately 2.5 million orders for holiday products across the platform and Cimpress managed that volume across a network of more than a dozen third-party fulfillers and multiple Cimpress-owned production facilities."

Cimpress' increased use of third-party fulfillers was intended to test the platform, facilitate more rapid new product introduction, and reduce the need for capital expenditures to provide capacity for the seasonal peak. Keane added, "The MCP technology worked very well during this first large-scale demonstration of the mass customization platform, allowing us to manage volumes across multiple internal and external production facilities, launch 350 new Vistaprint products, and reduce capital expenditures year over year."

Sean Quinn, chief financial officer, said, "Our revenue results were in line with our expectations, while revenue growth continues to be pressured in the near-term by the loss of certain partner revenue, as we described at the beginning of the year. This loss of partner revenue coupled with our increased investments continues to weigh on near-term profitability. However, we remain confident that our investments will strengthen our competitive position and improve the intrinsic value of our business, consistent with our fundamental approach to capital allocation.

"One noticeable aspect of this quarter's results is the decline in gross margin of about 800 basis points year over year," continued Quinn. "About three-quarters of this impact is from a combination of the increased weighting of our Upload and Print business units, planned investments, and unfavorable currency changes that are offset elsewhere in the income statement. The remainder was primarily caused by a tight temporary labor market impacting our

Canadian production facility that increased our internal costs and also drove us to turn quickly to more expensive fulfillment alternatives during our seasonal peak."

Cimpress closed its previously announced acquisition of National Pen on December 30, 2016, which impacted the balance sheet and cash flows from investing and financing activities for the second quarter of fiscal year 2017. However, other than customary professional fees, there was no impact to the income statement and adjusted NOPAT as the post-closing activity was immaterial in the quarter.

GAAP operating income was negatively influenced by the following year-over-year items in the second quarter:

•
Increased organic investments in fiscal year 2017 compared to fiscal year 2016, which materially weigh on profitability. These investments include costs that impact our gross margin, including shipping price reductions, expanded design services, and new product introduction.

•	The impact of about 200 basis points on consolidated gross margin described above that we believe resulted from production inefficiencies during the quarter.

•	Approximately $6 million of profit decline due to the termination of two partner contracts as previously described.

•
An increase in share-based compensation expense of $5.2 million, due to the August, 2016 implementation of our previously described long-term incentive program, partially offset by a roll-off of expenses from past grants.

•
An increase in earn-out related charges of $3.6 million. The second quarter fiscal year 2017 charge is primarily associated with the acquisition of WIRmachenDRUCK, due to a $6.7 million increase in fair value of the liability as a result of its continued strong performance.

•	A significant year-over-year currency impact, which is offset in "other income, net" by the year-over-year change in realized gains on currency hedges.

Cimpress also announced today in a separate press release that it plans to decentralize its operations in order to improve accountability for customer satisfaction and capital returns, simplify decision-making, and improve the speed of execution. In that press release, as well as in our supplemental earnings documents posted on ir.cimpress.com, the company outlines expected restructuring charges and savings.

Sean Quinn concluded, “The net financial impact of the reorganization we announced today is likely to be relatively small in fiscal year 2017 as the expected in-year savings will be offset by expected charges. However, in addition to the organizational benefits that we hope to achieve, we expect this to result in material annualized savings that will drive higher returns on our invested capital and free up funds for additional value creation activities.”

Consolidated Financial Metrics:

•
Revenue for the second quarter of fiscal year 2017 was $576.9 million, a 16 percent increase compared to revenue of $496.3 million in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, revenue grew 8 percent year over year in the second quarter. The previously described loss of partner revenue and the material reduction in shipping prices to Vistaprint customers continues to negatively impact revenue growth.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the second quarter was 52.0 percent, down from 60.2 percent in the same quarter a year ago due to the increased weighting of our Upload and Print business units, planned investments in cost of revenue, production and outsourcing inefficiencies during our holiday peak, and significant unfavorable currency changes.

•
Contribution margin (revenue minus the cost of revenue, the cost of advertising and payment processing as a percent of total revenue) in the second quarter was 34.0 percent, down from 41.2 percent in the same quarter a year ago. The year-over-year reduction in gross margin described above was partially offset by an 80 basis point reduction in advertising as a percent of revenue, which was also driven by the mix shift toward our Upload and Print businesses.

•
GAAP operating income in the second quarter was $33.7 million, or 5.8 percent of revenue, a decrease compared to $67.6 million, or 13.6 percent of revenue, in the same quarter a year ago. The drivers of this significant decrease are described above, before the "Consolidated Financial Metrics" section of this release.

•
Adjusted NOPAT for the second quarter, which is defined at the end of this press release, was $50.6 million, or 8.8 percent of revenue, down from $82.5 million, or 16.6 percent of revenue, in the same quarter a year ago. The profit impacts described above that also impact adjusted NOPAT are the increased organic investments, production inefficiencies, the reduction in partner profits, and the implementation of our new long-term incentive program.

•
GAAP net income attributable to Cimpress for the second quarter was $35.0 million, or 6.1 percent of revenue, compared to $59.3 million, or 12.0 percent of revenue in the same quarter a year ago. In addition to the impacts described above, GAAP net income was positively influenced by year-over-year non-operational, non-cash currency impacts, and a gain on the sale of marketable securities, partially offset by a significant increase in our tax provision in the current period compared to the year-ago period. This year-over-year tax increase is due to the combination of a higher forecasted effective tax rate as a result of a less favorable mix of projected income for the full year, as well as the true-up effect from more volatile quarter-to-quarter earnings in fiscal year 2017 compared to 2016.

•	GAAP net income per diluted share for the second quarter was $1.07, versus $1.81 in the same quarter a year ago.

•	Capital expenditures in the second quarter were $16.9 million, or 2.9 percent of revenue, versus $19.2 million, or 3.9 percent of revenue in the same quarter a year ago.

•
During the quarter, the company increased its ownership of Pixartprinting and its business in Japan to 100% for $24.0 million ($20.2 million through financing activities and $3.8 million through operating activities). As part of the transaction in Japan, Cimpress also sold its shares in the former joint venture partner for $6.3 million. The gain on the sale of those securities of $2.3 million was recorded in other income, net on the income statement.

•
During the second quarter, the company generated $105.1 million of cash from operations and $77.3 million in free cash flow, a non-GAAP financial measure, which is defined at the end of this press release.

•
As of December 31, 2016, the company had $49.6 million in cash and cash equivalents and $876.1 million of debt, net of issuance costs. Cimpress completed the previously announced acquisition of National Pen on December 30, 2016 for $206.2 million, net of cash acquired. This is subject to customary post closing adjustments based on acquired cash, debt and working capital balances. As discussed with the December 12, 2016 announcement of our National Pen acquisition, Cimpress expected that its total leverage ratio (which is debt to trailing twelve month EBITDA) would increase above its long-term target of 3 times trailing twelve month EBITDA as defined by its debt covenants. Based on Cimpress' debt covenant definitions, its total leverage ratio was 3.43 as of December 31, 2016. As often described, Cimpress is willing to temporarily go above its long-term total leverage ratio target of 3 times trailing twelve month EBITDA for the right opportunity and with a clear path to de-lever below that target quickly, which in this case is expected to be within one year. After considering debt covenant limitations, as of December 31, 2016 the company had $220.7 million available for borrowing under its committed credit facility.

•	During the quarter, Cimpress purchased 593,763 of its own shares for $50.0 million inclusive of transaction costs, at an average price per share of $84.22.

Supplemental Materials and January 26, 2017 Conference Call Information
Cimpress has posted an end-of-quarter presentation with accompanying prepared remarks at ir.cimpress.com. On Thursday, January 26, 2017 at 7:30 a.m. (EST) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via webcast at ir.cimpress.com and via dial-in at +1 (844) 778-4144, conference ID 49883566. A replay of the Q&A session will be available on the company’s website following the call on January 26, 2017.

Investor Meeting and Webcast on February 2, 2017
In addition to the investor conference call on January 26, 2017, Cimpress will also host a meeting with investors at its Waltham, MA USA office on February 2, 2017, to provide more details about our recent National Pen acquisition, the intended decentralization of its organizational structure, and take any other questions as time allows. The event will begin at 1:00 p.m. EST and conclude at 2:30 p.m. EST. A live webcast of the event will be available on the Investor Relations section of the Company’s website at ir.cimpress.com, and an audio replay will be available until February 2, 2018. Investors interested in attending should contact Investor Relations at ir@cimpress.com. Space is limited.

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid-term net income, operating income, EPS, cash flow, EBITDA, and adjusted NOPAT.

Our priorities are:

•
Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

•
Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 27, 2016 at ir.cimpress.com and to review materials presented at our annual investor day meeting on August 10, 2016.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted net operating profit after tax, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made in the last twelve months:

•
Adjusted net operating profit after tax is defined as GAAP operating income, less cash taxes attributable to current period operations and interest expense associated with our Waltham lease, excluding M&A related items such as acquisition-related amortization and depreciation, changes in the fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense, plus the impact of certain unusual items such as discontinued operations, restructuring charges, or impairments, plus realized gains or losses on currency forward contracts that are not included in operating income.

•
Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance.

•
Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar.

•	Second quarter constant-currency revenue growth excluding revenue from acquisitions made during the past twelve months excludes the impact of currency as defined above and revenue from WIRmachenDRUCK.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Cimpress’ management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or benefits or discrete cash charges or benefits that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress’ historical performance and our competitors’ operating results.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Albelli, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK, National Pen and many others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 46 million unique ordered items a year. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including our expectations for the growth and development of our business and revenue, the expected results of the organizational changes, and the effects of our investments in our business, including our investments in our mass customization platform. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to our failure to execute our strategy; our inability to make the investments in our business that we plan to make or the failure of those investments to achieve the results we expect; our failure to develop our mass customization platform or the failure of the platform to drive the efficiencies and competitive advantage we expect; our ability to accurately forecast the savings and charges relating to our organizational changes; unanticipated changes in our markets, customers, or business; our loss of key personnel; our failure to reposition our Vistaprint brand and to promote and strengthen all of our brands; our failure to attract new customers and retain our current customers; our failure to manage the growth and complexity of our business and expand our operations; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of customized products and services to shop online; competitive pressures; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended September 30, 2016 and the other documents we periodically file with the U.S. SEC.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited in thousands, except share and per share data)

	December 31, 2016	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$49,588	$77,426
Marketable securities	—	7,893
Accounts receivable, net of allowances of $508 and $490, respectively	52,179	32,327
Inventory	41,422	18,125
Prepaid expenses and other current assets	98,786	64,997
Total current assets	241,975	200,768
Property, plant and equipment, net	505,278	493,163
Software and web site development costs, net	42,856	35,212
Deferred tax assets	18,344	26,093
Goodwill	528,895	466,005
Intangible assets, net	292,591	216,970
Other assets	34,007	25,658
Total assets	$1,663,946	$1,463,869
Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$116,251	$86,682
Accrued expenses	223,932	178,987
Deferred revenue	25,503	25,842
Short-term debt	46,115	21,717
Other current liabilities	24,234	22,635
Total current liabilities	436,035	335,863
Deferred tax liabilities	69,676	69,430
Lease financing obligation	108,481	110,232
Long-term debt	829,998	656,794
Other liabilities	78,113	60,173
Total liabilities	1,522,303	1,232,492
Commitments and contingencies
Redeemable noncontrolling interests	41,824	65,301
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 31,094,307 and 31,536,732 shares outstanding, respectively	615	615
Treasury shares, at cost, 12,986,320 and 12,543,895 shares, respectively	(598,343)	(548,549)
Additional paid-in capital	348,732	335,192
Retained earnings	492,407	486,482
Accumulated other comprehensive loss	(143,915)	(108,015)
Total shareholders’ equity attributable to Cimpress N.V.	99,496	165,725
Noncontrolling interest	323	351
Total shareholders' equity	99,819	166,076
Total liabilities, noncontrolling interests and shareholders’ equity	$1,663,946	$1,463,869

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenue	$576,851	$496,274	$1,020,564	$872,022
Cost of revenue (1, 2)	277,027	197,571	490,758	354,855
Technology and development expense (1, 2)	59,252	51,880	121,330	102,966
Marketing and selling expense (1, 2)	157,825	142,671	297,176	264,806
General and administrative expense (1)	49,042	36,543	105,403	69,701
Income from operations	33,705	67,609	5,897	79,694
Other income, net	30,549	7,690	28,417	16,932
Interest expense, net	(9,631)	(10,160)	(19,535)	(18,286)
Income before income taxes	54,623	65,139	14,779	78,340
Income tax provision	19,601	6,148	9,787	9,327
Net income	35,022	58,991	4,992	69,013
Add: Net loss attributable to noncontrolling interest	6	328	933	1,077
Net income attributable to Cimpress N.V.	$35,028	$59,319	$5,925	$70,090
Basic net income per share attributable to Cimpress N.V.	$1.12	$1.89	$0.19	$2.20
Diluted net income per share attributable to Cimpress N.V.	$1.07	$1.81	$0.18	$2.11
Weighted average shares outstanding — basic	31,291,356	31,326,141	31,431,090	31,927,362
Weighted average shares outstanding — diluted	32,614,013	32,735,447	32,846,275	33,246,412

____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Cost of revenue	$75	$28	$118	$54
Technology and development expense	3,118	1,422	5,443	2,752
Marketing and selling expense	1,480	425	2,300	836
General and administrative expense	6,604	4,191	14,987	8,614

(2) Amortization of acquired intangibles is allocated as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Cost of revenue	$660	$—	$1,342	$—
Technology and development expense	2,752	2,343	5,601	4,636
Marketing and selling expense	6,467	7,245	13,149	14,666

*During the fourth quarter of fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring the recognition of excess tax benefits as a component of income tax expense which were historically recognized in equity. As required, prior year 2016 results are adjusted to reflect the impact of the new standard, which is comparable to the accounting treatment in the current period.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Operating activities
Net income	$35,022	$58,991	$4,992	$69,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,977	31,805	72,382	62,063
Share-based compensation expense	11,277	6,066	22,848	12,256
Deferred taxes	655	(5,690)	(17,508)	(8,339)
Abandonment of long-lived assets	—	3,022	—	3,022
Change in contingent earn-out liability	6,746	—	22,766	—
Gain on sale of available-for-sale securities	(2,268)	—	(2,268)	—
Unrealized (gain) loss on derivatives not designated as hedging instruments included in net income	(6,384)	134	(4,573)	(1,918)
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	(16,273)	(3,036)	(13,246)	(10,829)
Other non-cash items	1,049	643	1,719	1,530
Gain on proceeds from insurance	—	(1,549)	—	(3,136)
Changes in operating assets and liabilities:
Accounts receivable	(2,095)	4,314	822	(1,629)
Inventory	(2,967)	(1,377)	(4,187)	(3,087)
Prepaid expenses and other assets	(14,961)	(5,551)	(14,290)	(2,394)
Accounts payable	29,760	10,259	21,808	20,779
Accrued expenses and other liabilities	28,521	36,858	23,394	24,984
Net cash provided by operating activities	105,059	134,889	114,659	162,315
Investing activities
Purchases of property, plant and equipment	(16,941)	(19,156)	(36,260)	(43,549)
Business acquisitions, net of cash acquired	(206,236)	(4,717)	(206,816)	(27,532)
Purchases of intangible assets	(62)	(45)	(88)	(402)
Capitalization of software and website development costs	(10,798)	(7,217)	(19,110)	(12,127)
Proceeds from sale of available-for-sale securities	6,346	—	6,346	—
Proceeds from insurance related to investing activities	—	1,549	—	3,624
Other investing activities	442	775	1,227	775
Net cash used in investing activities	(227,249)	(28,811)	(254,701)	(79,211)
Financing activities
Proceeds from borrowings of debt	360,000	55,000	447,000	269,999
Payments of debt and debt issuance costs	(165,046)	(162,014)	(247,771)	(235,332)
Payments of withholding taxes in connection with equity awards	(1,315)	(1,505)	(8,864)	(4,246)
Payments of capital lease obligations	(3,538)	(4,194)	(6,814)	(6,377)
Purchase of ordinary shares	(50,008)	(14,411)	(50,008)	(142,204)
Purchase of noncontrolling interests	(20,230)	—	(20,230)	—
Proceeds from issuance of ordinary shares	257	1,770	257	2,052
Capital contribution from noncontrolling interest	1,404	—	1,404	5,141
Other financing activities	1,281	(218)	1,281	(303)
Net cash provided by (used in) financing activities	122,805	(125,572)	116,255	(111,270)
Effect of exchange rate changes on cash and cash equivalents	(4,652)	(1,121)	(4,051)	(2,217)
Net (decrease) increase in cash and cash equivalents	(4,037)	(20,615)	(27,838)	(30,383)
Cash and cash equivalents at beginning of period	53,625	93,816	77,426	103,584
Cash and cash equivalents at end of period	$49,588	$73,201	$49,588	$73,201

Note: During fiscal 2016, we adopted the new share-based compensation accounting standard, ASU 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statements of cash flows on a retrospective basis. As required, prior year results are adjusted to reflect the impact of the new standard, which is comparable to the accounting treatment in the current period.

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Adjusted net operating profit after tax reconciliation:
GAAP operating income	$33,705	$67,609	$5,897	$79,694
Less: Cash taxes attributable to current period (see below)	(6,704)	(4,362)	(14,123)	(11,195)
Exclude expense impact of:
Acquisition-related amortization and depreciation	10,019	9,655	20,232	19,437
Earn-out related charges¹	7,010	3,413	23,257	3,702
Share-based compensation related to investment consideration	601	1,735	4,704	2,537
Certain impairments²	—	3,022	—	3,022
Restructuring related charges	1,100	110	1,100	381
Less: Interest expense associated with Waltham lease	(1,956)	(2,001)	(3,926)	(2,351)
Include: Realized gains on currency forward contracts not included in operating income	6,839	3,319	8,727	3,635
Adjusted NOPAT[2]	$50,614	$82,500	$45,868	$98,862

Cash taxes paid in the current period	$11,754	$6,036	$20,309	$10,745
Less: cash taxes (paid) received and related to prior periods	(5,097)	(2,463)	(9,324)	(2,104)
Plus: cash taxes attributable to the current period but not yet (received) paid	528	718	178	1,639
Plus: cash impact of excess tax benefit on equity awards attributable to current period	342	936	4,606	2,645
Less: installment payment related to the transfer of IP in a prior year	(823)	(865)	(1,646)	(1,730)
Cash taxes attributable to current period	$6,704	$4,362	$14,123	$11,195

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.
2Adjusted NOPAT will include the impact of impairments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles - Goodwill and Other" and discontinued operations as defined by ASC 205-20 in periods in which they occur.

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Free cash flow reconciliation:
Net cash provided by operating activities	$105,059	$134,889	$114,659	$162,315
Purchases of property, plant and equipment	(16,941)	(19,156)	(36,260)	(43,549)
Purchases of intangible assets not related to acquisitions	(62)	(45)	(88)	(402)
Capitalization of software and website development costs	(10,798)	(7,217)	(19,110)	(12,127)
Proceeds from insurance related to investing activities	—	1,549	—	3,624
Free cash flow	$77,258	$110,020	$59,201	$109,861

Note: During fiscal 2016, we adopted the new share-based compensation accounting standard, ASU 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statements of cash flows on a retrospective basis. We have updated our previously filed consolidated statements of cash flows for all prior presented periods. This change is reflected in the free cash flow reconciliation above.

CIMPRESS N.V.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONT.) AND SEGMENT INFORMATION
(unaudited in thousands)

	GAAP Revenue
	Three Months Ended December 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2016	2015	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint business unit	$379,414	$354,783	7%	2%	9%	—%	9%
Upload and Print business units	152,388	93,277	63%	3%	66%	(55)%	11%
All Other business units	45,049	48,214	(7)%	—%	(7)%	—%	(7)%
Total revenue	$576,851	$496,274	16%	2%	18%	(10)%	8%

	GAAP Revenue
	Six Months Ended December 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2016	2015	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint business unit	$664,836	$622,252	7%	2%	9%	—%	9%
Upload and Print business units	284,345	169,815	67%	2%	69%	(57)%	12%
All Other business units	71,383	79,955	(11)%	(1)%	(12)%	—%	(12)%
Total revenue	$1,020,564	$872,022	17%	1%	18%	(11)%	7%

	Three Months Ended December 31,		Six Months Ended December 31,
Adjusted net operating profit by reportable segment:	2016	2015	2016	2015
Vistaprint business unit	$101,572	$115,734	$159,789	$180,196
Upload and Print business units	19,338	15,520	35,452	26,970
All Other business units	(1,968)	6,881	(11,577)	5,796
Total	118,942	138,135	183,664	212,962
Corporate and global functions	(68,463)	(54,592)	(132,400)	(106,540)
Acquisition-related amortization and depreciation	(10,019)	(9,655)	(20,232)	(19,437)
Earn-out related charges¹	(7,010)	(3,413)	(23,257)	(3,702)
Share-based compensation related to investment consideration	(601)	(1,735)	(4,704)	(2,537)
Certain impairments²	—	(3,022)	—	(3,022)
Restructuring related charges	(1,100)	(110)	(1,100)	(381)
Interest expense for Waltham lease	1,956	2,001	3,926	2,351
Total income from operations	$33,705	$67,609	$5,897	$79,694
¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.

Note: The following factors, among others, may limit the comparability of adjusted net operating profit by segment:

•	We do not allocate support costs across operating segments or corporate and global functions.

•
Some of our acquired business units in our Upload and Print business units and All Other business units segments are burdened by the costs of their local finance, HR, and other administrative support functions, whereas other business units leverage our global functions and do not receive an allocation for these services.

•	Our All Other business units reporting segment includes businesses which have adjusted NOP losses as they are in early stages of investment relative to the scale of the underlying businesses.

CIMPRESS N.V.
Supplemental Information
(unaudited, in thousands)

In $ millions, except where noted	FY2015	Q1 FY2016	Q2 FY2016	Q3 FY2016	Q4 FY2016	FY2016	Q1 FY2017	Q2 FY2017

Revenue - Consolidated as Reported	$1,494.2	$375.7	$496.3	$436.8	$479.2	$1,788.0	$443.7	$576.9
y/y growth	18%	13%	13%	29%	26%	20%	18%	16%
y/y growth in constant currency	23%	21%	20%	31%	26%	24%	19%	18%
Vistaprint (1)	$1,149.7	$267.5	$354.8	$289.9	$305.0	$1,217.2	$285.4	$379.4
y/y growth	4%	2%	3%	8%	11%	6%	7%	7%
y/y growth in constant currency	9%	8%	8%	10%	12%	10%	8%	9%
as % of revenue	77%	71%	71%	66%	64%	68%	64%	66%
Upload and Print	$197.1	$76.5	$93.3	$116.4	$146.5	$432.6	$132.0	$152.4
y/y growth	352%	98%	112%	201%	94%	120%	72%	63%
y/y growth in constant currency	352%	118%	128%	203%	92%	127%	73%	66%
as % of revenue	13%	20%	19%	27%	30%	24%	30%	26%
All Other (1)	$147.4	$31.7	$48.2	$30.6	$27.7	$138.2	$26.3	$45.0
y/y growth	18%	(6)%	(4)%	(7)%	(8)%	(6)%	(17)%	(7)%
y/y growth in constant currency	19%	7%	8%	(3)%	(8)%	2%	(19)%	(7)%
as % of revenue	10%	9%	10%	7%	6%	8%	6%	8%

Physical printed products and other	$1,423.1	$359.0	$480.2	$421.4	$464.0	$1,724.6	$428.7	$562.2
Digital products/services	$71.1	$16.7	$16.1	$15.4	$15.2	$63.4	$15.0	$14.6

Advertising & commissions expense - consolidated	$286.4	$70.2	$85.0	$74.3	$76.4	$305.9	$78.3	$94.1
as % of revenue	19%	19%	17%	17%	16%	17%	18%	16%

TTM Bookings - Vistaprint (1)
% TTM Bookings from repeat orders (1)		73%	74%	74%	74%		75%	75%
% TTM Bookings from first-time orders (1)		27%	26%	26%	26%		25%	25%

Advertising & commissions expense - Vistaprint	$256.0	$62.4	$73.3	$64.5	$65.3	$265.5	$68.6	$79.6
as % of revenue	22%	23%	21%	22%	21%	22%	24%	21%

Headcount at end of period		6,836	7,463	7,585	7,995		8,522	11,312
Full-time employees		6,447	6,845	7,226	7,468		8,066	9,923
Temporary employees		389	618	359	527		456	1,389

Some numbers may not add due to rounding. Metrics are unaudited.
(1) In Q2 2016, revenue and TTM bookings from the Corporate Solutions business unit was recast to reflect a change in the calculation approach, resulting in an immaterial change to historical revenue for the Vistaprint and All Other reportable segments, as well as TTM bookings from repeat and first-time orders.